PEABODY ENERGY

News Release

CONTACT:

Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
March 23, 2012

PEABODY ENERGY COMMENTS ON
QUEENSLAND FLOODING, EARNINGS TARGETS

ST. LOUIS, March 23 – Peabody Energy (NYSE: BTU) today announced that, due to Australia weather-related events, the company’s first quarter 2012 financial results are now expected to be near the low end of the original targeted range of $500 to $600 million in EBITDA and adjusted diluted earnings per share of $0.50 to $0.75.

The target is based on recent storms and flooding in Queensland, which have halted port and rail movements, curtailed production at surface mines and restricted access to underground operations. The company places early estimates of the impacts at approximately $50 million for the first quarter related to lower production and sales volumes and higher costs due to volume impacts and recovery expenses. Actual quarterly results may vary depending on the pace of recovery from the flooding.

“Australia is the world’s largest coal exporting nation, and disruptions such as these point to the tight supply-demand balance that exists for seaborne metallurgical and thermal coal,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “Peabody continues to target significant increases in its Australia coal exports in 2012 to serve rising global demand for both metallurgical and thermal coal products.”

Peabody Energy is the world’s largest private-sector coal company and a global leader in clean coal solutions. With 2011 sales of 251 million tons and $8 billion in revenues, Peabody fuels 10 percent of U.S. power and 2 percent of worldwide electricity.

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PEABODY ENERGY COMMENTS ON QUEENSLAND FLOODING – PAGE 2

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of Mar. 23, 2012. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: demand for coal in the United States and the seaborne thermal and metallurgical coal markets; price volatility and demand, particularly in higher-margin products and in our trading and brokerage businesses; impact of weather on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, co-shippers, trading, banks and other financial counterparties; geologic, equipment, permitting and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; successful integration and management of the newly acquired Macarthur Coal operations; successful implementation of business strategies, including our Btu Conversion and generation development initiatives; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; access to capital and credit markets and availability and costs of credit, margin capacity, surety bonds, letters of credit, and insurance; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which we have operations or serve customers; legislation, regulations and court decisions or other government actions, including new environmental and mine safety requirements; changes in income tax regulations or other regulatory taxes; litigation, including claims not yet asserted; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

Included in our release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations. We have defined below the non-GAAP financial measures that we use.

EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of the company’s ability to meet debt service and capital expenditure requirements.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as income from continuing operations and diluted earnings per share excluding the impact of the remeasurement of foreign income tax accounts. Management has included these measures because, in management’s opinion, excluding such impact is a better indicator of the company’s ongoing effective tax rate and diluted earnings per share, and is therefore more useful in comparing the company’s results with prior and future periods.